                                       Free Writing Prospectus
                                       Filed Pursuant to Rule 433
                                       Registration Statement No. 333-108839-02

From: [underwriter][personal identifying information redacted]
Sent: Thursday, December 08, 2005 3:31 PM
To: undisclosed-recipients
Subject: New Issue Info: $2.63Bln BSCMS 2005-PWR10 <Launch>

CMBS New Issue: $2.63Bln BSMCS 2005-PWR10   <Launch>

Co-Lead Bookrunning Managers: Bear Stearns, Morgan Stanley
Rating Agencies: S&P/Fitch

Collateral:
 - Loan Sellers: Wells Fargo 39.7%; Bear Stearns 27.9%; Prudential
21.6%;
                 Nationwide 7.0%; Principal 3.9%
 - 212 Loans / 232 Properties
 - 68.3% LTV; 59.5% Balloon LTV
 - 1.61x DSCR (1.45x After IO Period)
 - Retail 36.9%; MF 16.2%; Office 14.3%; Hospitality 10.1%; Other 8.6%
 - KS 11.2%; CA 10.8% (So. Cal: 6.7%, No. Cal: 4.0%); NV 10.3%; OH 9.1%;
MA 7.4%
 - Top 5 Loans: 31.4%; Top 10 Loans: 40.2%

Structure:
                       Rating                      Principal
Class   Face($mm)   (S&P/Fitch)   Subord    WAL     Window    Launch
Status
 A1      118.500     AAA / AAA    30.000%   2.99     1 - 57    S+10
SUBJ
 A2      139.400     AAA / AAA    30.000%   4.87    57 - 60    S+22-23
SUBJ
 A3       59.400     AAA / AAA    30.000%   6.56    79 - 79    S+34
 AAB     171.000     AAA / AAA    30.000%   7.29    60 -109    S+32
 A4    1,049.504     AAA / AAA    30.000%   9.70   109 -119    S+30-31
SUBJ
 A1A     305.771     AAA / AAA    30.000%  **NOT OFFERED**
 AM      263.368     AAA / AAA    20.000%   9.98   120 -120    S+35
SUBJ
 AJ      210.695     AAA / AAA    12.000%   9.98   120 -120    S+44
SUBJ
 B        19.752     AA+ / AA+    11.250%   9.98   120 -120    S+47
SUBJ
 C        29.629      AA / AA     10.125%   9.98   120 -120    S+49
SUBJ
 D        23.045     AA- / AA-     9.250%   9.98   120 -120    S+51
SUBJ
 E        16.460      A+ / A+      8.625%   9.98   120 -120    S+55
SUBJ
 F        26.337       A / A       7.625%   9.98   120 -120    S+60
SUBJ
*G        26.337      A- / A-      6.625%   9.98   120 -120    S+68
SUBJ
*H        29.629    BBB+ / BBB+    5.500%  10.05   120 -121    S+100
SUBJ
*J        26.337     BBB / BBB     4.500%  11.82   121 -172    S+120
SUBJ
*K        36.213    BBB- / BBB-    3.125%  14.47   172 -174    S+175
SUBJ

*X1    2,633.680**   AAA / AAA      N/A     N/A      N/A
T+425-435@100CPY SUBJ
*X2    2,563.817**   AAA / AAA      N/A     N/A      N/A       T+75A
OPEN
 * Subject to Rule 144A
** Notional Balance
Expected Timing:
 - Termsheet & Appendix B:    Delivered
 - Free Writing Prospectus:   Delivered
 - Launch and Price:          12/9
 - Settlement:                Week of 12/19

Marketing Items:
Global Conference Call REPLAY: (888)266-2081
                       PASSCODE: 1001
                       Replay will be available until Pricing

STATEMENT REGARDING FREE WRITING PROSPECTUS
The issuer has filed a registration statement (including a prospectus)
with the SEC for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering.  You may get these documents for free by visiting
EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free
1-866-803-9204. This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

The Information in this free writing prospectus is preliminary and is subject to completion or change.

The Information in this free writing prospectus supersedes information contained in any prior similar free writing prospectus relating to these securities prior to the time of your commitment to purchase.

This free writing prospectus is not an offer to sell or solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

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                                       2

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